SGI REPORTS FINANCIAL RESULTS FOR
SECOND QUARTER OF FISCAL 2012

FREMONT, Calif., February 7, 2012 – SGI (NASDAQ:SGI), the trusted leader in technical computing, today announced financial results for its second quarter of fiscal 2012.

Financial Summary for Q2 FY12

◦	Revenue was $195.2 million, up 10% Y/Y

◦	Gross margin was 26.7%, down 275 bps Y/Y

◦	EPS was ($0.07) compared to $0.12 Y/Y; Non-GAAP EPS was $0.04 compared to $0.44 Y/Y

◦	Updating FY2012 guidance to reflect expected higher revenue, lower margins and lower EPS

“Our products are in high demand and we are taking share in the market. At the same time we faced some challenges in Q2 impacting our margins,” said SGI's interim CEO, Ron Verdoorn. “Our overall gross margin was adversely affected by challenging economic conditions in Europe and the high cost of doing business there. We are taking decisive action to align our business for sustainable profitable growth and are planning to restructure our European operation. Other contributing factors to the decline in margin, the transition of our service margin profile and the change in product mix are temporary.”

“Our strategy is solid, and we continue to focus on delivering innovative, differentiated products with the speed and scale required in the High Performance Computing, Big Data and the Cloud spaces. We added approximately 100 new customers in the quarter and our business continues to benefit from robust demand.”

Business Highlights for Q2 FY12 including recent events

•
Customer successes in the second fiscal quarter include Hungarian National Information Infrastructure Development Institute, Institute for Chemical Research at Kyoto University, NASA's selection of SGI's ICE HPC platform for the next Pleiades supercomputer upgrade, Université de Sherbrooke (the fastest HPC system in Canada), Poznan Supercomputing Center (Poland), WOWOW (Japan), and iVEC (Australia)

•	Strong revenue contribution from our international business, representing 48% of total revenue

•	Introduced next-generation ICE X HPC platform

•	Achieved a world record Hadoop benchmark

•	Announced world's first power-optimized Hadoop Cluster reference implementation

•	Achieved the largest certified configuration for Red Hat Enterprise Linux 6

Our channel business contributed 17% and direct was 83% of revenue. Domestic business was 52%, while international contributed 48%. Products were 73% of revenue and services contributed 27%.

Summary of Results

	GAAP Results
	Q2 FY12	Q1 FY12	Q2 FY11
Revenue (million)	$195.2	$178.9	$177.5
Gross Margin	26.7%	29.4%	29.5%
GAAP EPS (Loss)	$(0.07)	$(0.08)	$0.12
Non-GAAP EPS	$0.04	$0.07	$0.44

SGI ended Q2 FY12 with $95.1 million in cash (including cash equivalents and restricted cash), down from $115.5 million last quarter.

Updated Fiscal Year 2012 Guidance

SGI is updating its previously released guidance for fiscal 2012.

Guidance Metric	FY12 Guidance
Revenue	$770 million to $800 million
Gross Margin	26% to 28%
EPS	($0.30) to ($0.15)
Non-GAAP EPS	$0.15 to $0.30

Conference Call Information

In conjunction with this earnings press release, SGI has posted an earnings presentation which incorporates commentary from James Wheat, SGI's CFO, to the Investor Relations section of its website at investors.sgi.com.

The public is invited to listen to the earnings conference call at 2:00 p.m. PT (5:00 p.m. ET) by dialing (888) 463-5422 (toll-free) or (970) 315-0484 (international). Please dial-in 15 minutes ahead of time to ensure proper connection. Alternatively, a live webcast of the earnings conference call will be available on the Investor Relations section of our website at investors.sgi.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call and will remain available until the next earnings call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available for five days and can be accessed by dialing (855) 859-2056 (toll-free) or (404) 537-3406 (international) and entering the confirmation code: 41860582.

About SGI

SGI, the trusted leader in technical computing, is focused on helping customers solve their most demanding business and technology challenges. Visit sgi.com for more information.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements, including statements regarding SGI's guidance for fiscal 2012 financial performance, general business outlook and anticipated product performance and offerings. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties including those associated with: SGI's international operations; changes in demand for SGI products; economic conditions impacting the purchasing decisions of SGI's customers; the very competitive market in which SGI operates that may cause pricing pressure on SGI's solutions, negatively affecting SGI's gross and operating margins; customer concentration risks; SGI's increased reliance on sales to U.S. government entities which is subject to the government's budgetary constraints; SGI's inability to control the supply, timing of delivery and pricing of essential product components; and significant excess or obsolete inventory that SGI may be required to write off in the future. Detailed information about these and other potential factors that could affect SGI's business, financial condition and results of operations is included in SGI's Annual Report on Form 10-K under the caption "Risk Factors," in Part I, Item 1A of that report, filed with the Securities and Exchange Commission ("SEC") on August 29, 2011, as updated by SGI's subsequent filings with the SEC, all of which are available at the SEC's web site at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. SGI undertakes no responsibility to update the information in this announcement, except as may be required by law.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information are financial measures used by SGI's management to evaluate our operating performance and to conduct its business operations. These non-GAAP measures are not in accordance with, or an alternative for, U.S. generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles and management exercises judgment in determining which items should be excluded in the calculation of non-GAAP measures. While we believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, we believe that non-GAAP measures are valuable in analyzing our operations. Management analyzes current and future results on a GAAP basis as well as a non-GAAP basis and also provides GAAP and non-GAAP measures in our earnings release. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. We believe that the presentation of non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to our financial condition and results of operations. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between our GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in SGI's SEC filings.

In evaluating our performance, management uses one or more of the non-GAAP following measures: non-GAAP net income and non-GAAP basic and diluted net income per share. These measures are adjusted as described in the reconciliation of GAAP and non-GAAP numbers at the end of this release, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring.

We use these non-GAAP financial measures in making operating decisions because we believe the measures provide meaningful supplemental information regarding our operational performance and give us a better understanding of how we should invest in research and development and fund infrastructure and product and market strategies. We use these measures to help us make budgeting decisions, for example, among product development expenses and research and development, sales and marketing and general and administrative expenses. In addition, these non-GAAP financial measures facilitate our internal comparisons to our historical operating results, forecasted targets and comparisons to competitors' operating results.

Contact Information:

Ben Liao
SGI Investor Relations
+1-510-933-8430
bliao@sgi.com

© 2012 SGI. SGI and its product names and logos are trademarks or registered trademarks of Silicon Graphics International Corp. or its subsidiaries in the United States and/or other countries. All other trademarks are property of their respective holders.

Silicon Graphics International Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended
	December 30,	September 30,	December 24,
	2011	2011	2010

Revenue	$195,214	$178,895	$177,524
Cost of revenue	143,031	126,257	125,195

Gross profit	52,183	52,638	52,329

Operating expenses:
Research and development	16,255	16,190	13,415
Sales and marketing	23,100	21,798	18,021
General and administrative	14,799	16,885	11,770
Restructuring	(23)	133	166
Total operating expenses	54,131	55,006	43,372

Income (loss) from operations	(1,948)	(2,368)	8,957

Total other expense, net
Interest income (expense), net	74	(98)	96
Other expense, net	(285)	(858)	(4,595)
Total other expense, net	(211)	(956)	(4,499)
Income (loss) before income taxes	(2,159)	(3,324)	4,458
Income tax provision (benefit)	97	(667)	734
Net income (loss)	(2,256)	(2,657)	3,724

Net Income (loss) per share
Basic	$(0.07)	$(0.08)	$0.12
Diluted	$(0.07)	$(0.08)	$0.12

Shares used in computing net income (loss) per share
Basic	31,604	31,303	30,321
Diluted	31,604	31,303	30,836

Share-based compensation by category is as follows:

Cost of revenue	$385	$282	$133
Research and development	507	515	117
Sales and marketing	439	361	236
General and administrative	909	911	775
Total	$2,240	$2,069	$1,261

Silicon Graphics International Corp.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 30,	September 30,	June 24,
	2011	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$92,174	$112,490	$139,868
Current portion of restricted cash and cash equivalents	863	998	948
Accounts receivable, net	120,711	101,296	108,675
Inventories	117,640	110,726	80,965
Deferred cost of revenue	54,948	58,290	59,306
Prepaid expenses and other current assets	18,258	16,021	17,937
Total current assets	404,594	399,821	407,699
Non-current portion of restricted cash and cash equivalents	2,071	2,025	2,390
Property and equipment, net	29,516	29,687	29,573
Intangible assets, net	10,993	12,296	13,289
Non-current portion of deferred cost of revenue	31,384	38,132	45,219
Other assets	41,304	40,604	39,839
Total assets	$519,862	$522,565	$538,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$85,300	$65,250	$71,299
Accrued compensation	25,054	24,047	29,477
Current portion of deferred revenue	122,832	134,691	132,986
Other current liabilities	40,851	42,518	39,967
Total current liabilities	274,037	266,506	273,729
Non-current portion of deferred revenue	77,470	84,085	93,146
Long-term income taxes payable	21,724	21,886	24,104
Retirement benefit obligations	10,101	15,247	15,569
Other non-current liabilities	10,844	8,315	8,175
Total liabilities	394,176	396,039	414,723

Stockholders’ equity	125,686	126,526	123,286
Total liabilities and stockholders’ equity	$519,862	$522,565	$538,009

SILICON GRAPHICS INTERNATIONAL CORP.
Q2 FISCAL 2012 FINANCIAL RESULTS
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

		Three months ended
		December 30, 2011	September 30, 2011	December 24, 2010
GAAP Net Income/(Loss)		(2,256)	(2,657)	3,724

Share-based Compensation	(1)	2,240	2,069	1,261
Amortization of Intangibles	(1)	1,269	1,648	2,595
Restructuring Charges	(2)	-	133	166
Revenue Recognition Related	(2)	-	-	787
Other	(3)	-	1,000	5,103
Non-GAAP Net Income		1,253	2,193	13,636

Weighted average shares used in computing:
Basic net income/(loss) per share		31,604	31,303	30,321
Dilutive net income per share		32,674	32,704	30,836

GAAP Basic and diluted net income/(loss) per share		(0.07)	(0.08)	0.12

Non-GAAP Basic net income per share		0.04	0.07	0.45
Non-GAAP Dilutive net income per share		0.04	0.07	0.44

NOTE: This presentation includes certain financial measures not in conformity with Generally Accepted Accounting Principles in the United States (non-GAAP measures). Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

(1)	Adjustments to exclude certain non-cash expenses such as share-based compensation and amortization of intangible assets.

(2)
Adjustments to exclude the items discussed below because such items are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items.

Restructuring Charges — Restructuring charges consist primarily of severance expense, facility closure and relocation costs.
Transaction-Related Costs — The Company excludes certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions, including expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms.
Revenue Recognition Related - The Company added back gross margin impacts from revenue arrangements deferred under Software Revenue Recognition rules (ASC 985-605) and fair value allocation rules (ASC 605-25) in fiscal year 2011. These add backs are no longer presented for fiscal year 2012.

(3)
Adjustments to exclude certain non-cash expenses and/or certain items which are either operating expenses which would not otherwise have been incurred by the company in the normal course of the company's business operations or are not reflective of the company's core results over time. These items may include recurring as well as non-recurring items such as: (i) realized gains/losses on the Company's auction rate securities, (ii) other-than-temporary impairment of an equity investment, (iii) litigation or dispute settlement charges or gains, (iv) inventory step-up from acquisitions, and (v) incremental excess and obsolete long-term service inventory charges.